Ex-(j)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 17, 2010, relating to the financial statements and financial highlights which appear in the March 31, 2010 Annual Reports to Shareholders of Laudus Mondrian International Equity Fund, Laudus Mondrian Global Equity Fund, Laudus Mondrian Emerging Markets Fund, Laudus Mondrian International Fixed Income Fund, Laudus Growth Investors U.S. Large Cap Growth Fund, Laudus Mondrian Institutional Emerging Markets Fund and Laudus Mondrian Institutional International Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.
PricewaterhouseCoopers LLP
San Francisco, California
July 26, 2010